Exhibit 99.1

Daybreak Acquires Interest in Shallow Oil Play in Kentucky

Favorably Amends Credit Facility

SPOKANE, Washington, September 3, 2013 -- Daybreak Oil and Gas, Inc. (OTCBB: DBRM) (“Daybreak” or the “Company”), a Washington corporation, is pleased to announce that it has acquired a 25% working interest in approximately 6,100 acres in two large contiguous acreage blocks in the Twin Bottoms Field in Lawrence County, Kentucky.  App Energy, LLC (“App”) is the operator of the project and owns the remaining 75% working interest.  Pursuant to a joint operating agreement between App and Daybreak, the two companies have committed to drill three shallow horizontal oil wells in the Berea Oil Sand, which is at approximately 1,500 feet with over 50 drilling locations identified on the leases.  Vertical gas wells currently on the leases have penetrated the Berea Oil Sand with log and other data indicating potential proved oil reserves are present in these reservoirs.  In this same area of Lawrence County, Kentucky, over 40 horizontal oil wells have been drilled in the Berea Sand in the past year with substantial initial oil production rates along with associated natural gas.  Oil reserves per well are expected to have an estimated ultimate recovery of 50,000 barrels of oil with estimated well cost of approximately $800,000 per completed well depending on the length of the lateral production leg of the well. The first well in the initial three well program is expected to spud on September 3, 2013.

The Company is also pleased to announce that it has favorably amended its credit facility with Maximilian Investors LLC (“Maximilian”) as part of this transaction.  Under the terms of the amended and restated credit facility, the Company’s initial credit line has increased from $20 million to $50 million and its interest rate decreased from 18% to 12% per annum.  The amended and restated credit facility also provides for Maximilian to loan funds to the Company under a separate $40 million credit line to be loaned by the Company to App, primarily to fund its drilling operations.  The funds initially loaned to App will accrue interest at 16.8% per annum and subsequent advances will accrue interest at 12% per annum.  App’s obligations to the Company are secured by a lien on and security interest in substantially all of App’s property, including substantially all of its oil and gas interests in Kentucky.  As a result of Maximilian introducing the Kentucky transaction with App to the Company, Maximilian was issued 6.1 million shares of the Company’s common stock on a fully-diluted basis and a warrant to purchase 6.1 million shares of the Company’s common stock on a fully-diluted basis at $.10 per share.  The Company has also granted to Maximilian a net profits interest of 50% of its net profits after the Company has recovered its costs from its Kentucky drilling operations with App.

James. F. Westmoreland, President and Chief Executive Officer, commented, “This transaction is a perfect complement to our California operations with similar characteristics; such as shallow oil, low risk, and moderate cost to drill and complete.  A major benefit to Daybreak is that the Kentucky wells have initial production rates that are substantially higher than our California wells.  We anticipate the production rates will level out to approximately the same rates as our California wells within a year of being brought into production  With the addition of these new Kentucky properties to our California properties, the Company expects to see a significant improvement in its cash flow and earnings.  We are also pleased to team up with App, an operation that has personnel experienced in oil and gas operations in the Appalachian Basin of Kentucky.  Their expertise brings significant value to the operation and we look forward to a long working relationship with them.  We are also pleased that Maximilian brought this transaction to us, and as a result we were able to favorably amend our credit facility.  This will allow us to not only participate in the Kentucky project while continuing our development of our California project, but it will also give us the opportunity to seek other projects with similar characteristics that will complement our ongoing operations in California and Kentucky.”

Daybreak Oil and Gas, Inc. is an independent oil and gas company engaged in the exploration, development and production of oil and gas in California and Kentucky.  The Company is headquartered in Spokane, Washington with an operations office in Friendswood, Texas.  Daybreak owns a 3-D seismic survey that encompasses 20,000 acres over 32 square miles with approximately 13,000 acres under lease in the San Joaquin Valley of California. Daybreak also owns a 25% working interest in approximately 6,100 acres under lease in the Appalachian Basin in Lawrence County, Kentucky.

More information about Daybreak Oil and Gas, Inc. can be found at www.daybreakoilandgas.com.

Contact:

Ed Capko Telephone: 815-942-2581

Investor Relations Email: edc@daybreakoilandgas.com

Certain statements contained in this press release constitute “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” approximately,” “likely,” or “anticipates” or the negative thereof. These forward-looking statements are based on our current expectations, assumptions, estimates and projections for the future of our business and our industry and are not statements of historical fact. Such forward-looking statements include, but are not limited to, statements about our expectations regarding our financing, our future operating results, our future capital expenditures, our expansion and growth of operations and our future investments in and acquisitions of oil and natural gas properties. We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions; exposure to market risks in our financial instruments; fluctuations in worldwide prices and demand for oil and natural gas; fluctuations in the levels of our oil and natural gas exploration and development activities; our ability to find, acquire and develop oil and gas properties, including the ability to develop the East Slopes Project prospects; risks associated with oil and natural gas exploration and development activities; competition for raw materials and customers in the oil and natural gas industry; technological changes and developments in the oil and natural gas industry; legislative and regulatory uncertainties, including proposed changes to federal tax law and climate change legislation, and potential environmental liabilities; our ability to continue as a going concern; and our ability to secure additional capital to fund operations. Additional factors that may affect future results are contained in our filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site http://www.sec.gov. Daybreak Oil and Gas, Inc. disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.